FOR FURTHER INFORMATION:

At the Company:	                      		At the Financial Relations Board:
Elaine Bacon			                         Murrey Morrow, Analyst Inquiries
513-489-5400				                        312-640-6725
Heather Wietzel			                      Karl Plath, General Inquiries
513-247-4213			                         312-640-6738
shinfo@internet.cnmw.com


For Immediate Release
Friday, December 1, 1995

Cincinnati Microwave Announces Resignation of Chief Operating Officer

Cincinnati, OH, December 1, 1995 -- Cincinnati Microwave, Inc. (NASDAQ:CNMW) today announced the resignation of John W. Noland, its chief operating officer and director, effective immediately. Mr. Noland, who has served the company in these capacities since November 1992, resigned to pursue other business interests.

The responsibilities of chief operating officer will be assumed by Jacques A. Robinson, president and chief executive officer of the company. Mr. Robinson indicated that Cincinnati Microwave is grateful to Mr. Noland for his contributions and wishes him well in his future endeavors.

Cincinnati Microwave, Inc., based in Cincinnati, Ohio, designs, manufactures and markets ultrahigh frequency and microwave wireless communication products for sale under its own brand and for many of the world's leading providers of consumer and commercial electronics products. The company leverages its wireless and digital signal processing expertise and high volume, low cost manufacturing capabilities in its leading-edge product line, which includes cordless telephones with Surelink (TM) technology, radar/laser early warning devices and modems for use on the CDPD networks. The company's common stock is traded on the Nasdaq National Market System using the symbol CNMW.